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                                   EXHIBIT(12)

                 THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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               Computation of Ratio of Earnings to Fixed Charges
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Amounts in Millions

                                                                 Years Ended June 30
                                                    -----------------------------------------------
                                                      2005      2004      2003      2002     2001
                                                    -------   -------   -------   -------   -------
EARNINGS, AS DEFINED

Earnings from operations before income taxes and
before adjustments for minority interests in
consolidated subsidiaries and after elimintating
undistributed earnings of equity method investees   $10,412   $ 9,454   $ 7,760   $ 6,442   $ 4,574

Fixed charges, excluding capitalized interest           924       719       657       687       872
                                                    -------   -------   -------   -------   -------
TOTAL EARNINGS, AS DEFINED                          $11,336   $10,173   $ 8,417   $ 7,129   $ 5,446
                                                    =======   =======   =======   =======   =======

FIXED CHARGES, AS DEFINED

Interest expense (including capitalized interest)   $   869   $   629   $   561   $   603   $   794
1/3 of rental expense (1)                                90        90        96        84        78
                                                    -------   -------   -------   -------   -------
TOTAL FIXED CHARGES, AS DEFINED                     $   959   $   719   $   657   $   687   $   872
                                                    =======   =======   =======   =======   =======

RATIO OF EARNINGS TO FIXED CHARGES                    11.8x     14.1x     12.8x     10.4x      6.2x
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(1) Considered to be representative of interest factor in rental expense.